EXHIBIT 4

25 August 2003

Company Announcements Office

Australian Stock Exchange

Level 4

20 Bridge Street

Sydney NSW 2000

Dear Sir

Re: Completion of National Capital Private Hospital sale

Mayne advises the Australian Stock Exchange that further to its announcement on 3 February 2003, Mayne has completed the sale of National Capital Private Hospital to Healthscope Limited. This completes the sale of all seven hospitals announced earlier in the year.

Yours faithfully,

Mayne Group Limited

/s/ Karen Kee
Karen Kee Company Secretary